Exhibit 99.1

Calidi Biotherapeutics Appoints Former Genentech/Roche and Celgene Executive Corsee Sanders, Ph.D., to Board of Directors

Industry Veteran Brings More Than Three Decades of Biopharmaceutical Development and Clinical Operations Experience to Help Guide Pipeline Advancement

SAN DIEGO, June 23, 2026 (GLOBE NEWSWIRE) – Calidi Biotherapeutics, Inc. (NYSE American: CLDI) (“Calidi” or “the Company”), a biotechnology company pioneering the development of targeted genetic medicines, today announced the appointment of Corsee Sanders, Ph.D., to the Board of Directors, effective June 17, 2026. Dr. Sanders, an experienced veteran of the biopharma industry, will serve as an independent director.

“Dr. Sanders has an exceptional track record in developing new technologies,” said Calidi Chairman of the Board Jim Schoeneck. “We believe her deep expertise in the clinical development of novel therapeutics will be highly valuable as Calidi advances CLD-401 and its RedTail platform into the clinic.”

Dr. Sanders has served as strategic advisor to Celgene’s Chief Medical Officer (CMO) following Celgene’s acquisition of Juno where she was an Executive Vice President of Development Operations. She also served as Transition Advisor to Bristol Myers Squibb (BMS), which acquired Celgene. In those roles, she ensured the effective integration of Juno’s Chimeric Antigen Receptor T (CAR-T) Cell Development Organization into the Celgene and BMS organizations. Prior to that, Dr. Sanders held numerous leadership positions over the course of 23 years at Genentech/Roche, including serving as Senior Vice President, Global Head of Clinical Operations and Industry Collaboration, for six years.

“Calidi Biotherapeutics is advancing an innovative approach to targeted genetic medicines, and I look forward to working with the team as they bring their promising technology into the clinic,” said Dr. Sanders.

Currently, Dr. Sanders serves as a member of the Board of Directors of several biotechnology companies including Legend Biotech Corporation (NASDAQ: LEGN), Ultragenyx (NASDAQ:RARE), and AltruBio Inc. (formerly AbGenomics). She is also on the Board of Advisors of the Fred Hurchinson Cancer Center, a non-profit cancer research organization in Seattle where she served as the Co-Chair. She recently transitioned off as Independent Director of the Board of BeOne Ltd. (NASDAQ: ONC) as part of the company’s planned evolution. Dr. Sanders graduated magna cum laude from the University of the Philippines where she earned a B.S. and M.S. in statistics. She also earned an M.A. and Ph.D. in statistics from the Wharton Doctoral Program at the University of Pennsylvania.

About Calidi

Calidi Biotherapeutics (NYSE American: CLDI) is a biotechnology company pioneering the development of targeted therapies with the potential to deliver genetic medicines to distal sites of disease. The company’s proprietary RedTail platform features an engineered enveloped oncolytic virus designed for systemic delivery and targeting of metastatic sites. This advanced enveloped technology is intended to shield the virus from immune clearance, allowing virotherapy to effectively reach tumor sites, induce tumor lysis, and deliver potent genetic medicine(s) to metastatic locations.

CLD-401, the lead candidate from the RedTail platform, currently in IND-enabling studies, targets non-small cell lung cancer, head and neck cancer, and other tumor types with high unmet medical need. Calidi continues to advance its pipeline utilizing the RedTail platform including its novel approach to incorporate in situ T-cell engagers in solid tumors.

Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com or view Calidi’s Corporate Presentation here.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements concerning key milestones, including certain pre-clinical data, planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s annual report filed with the SEC on Form 10-K on March 27, 2026, as may be amended or supplemented by other reports we file with the SEC from time to time. We disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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